CARTER LEDYARD & MILBURN LLP
                                 2 WALL STREET
                               NEW YORK, NY 10005


                                January 9, 2014


The Bank of New York Mellon, as Trustee of FT 4610
101 Barclay Street New York, New York 10286

Attn:       Rosalia A. Koopman Managing Director

         Re:                     FT 4610

Ladies and Gentlemen:

         We are acting as special counsel with respect to New York tax matters for Dow(R) Target 5 1Q '14 - Term 4/9/15 (The Dow(R) Target 5 Portfolio, 1st Quarter 2014 Series), Dow(R) Target Dvd. 1Q '14 - Term 4/9/15 (The Dow(R) Target Dividend Portfolio, 1st Quarter 2014 Series), Global Target 15 1Q '14 - Term 4/9/15 (Global Target 15 Portfolio, 1st Quarter 2014 Series), S&P Target 24 1Q '14 - Term 4/9/15 (S&P Target 24 Portfolio, 1st Quarter 2014 Series) and Value Line(R) Target 25 1Q '14 - Term 4/9/15 (Value Line(R) Target 25 Portfolio, 1st Quarter 2014 Series), (each, a "Trust" and collectively the "Trusts"), each of which is a unit investment trust included in the series identified as FT 4610 (the "Series"), which will be established under a certain Standard Terms and Conditions of Trust dated November 6, 2013, and a related Trust Agreement dated as of today (collectively, the "Indenture") among First Trust Portfolios, L.P., as Depositor (the "Depositor"), First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, FTP Services LLC, as FTPS Unit Servicing Agent, and The Bank of New York Mellon as Trustee (the "Trustee"). Pursuant to the terms of the Indenture, units of fractional undivided interest in the Trusts (the "Units") will be issued in the aggregate number set forth in the Indenture.

      We have examined and are familiar with originals or certified copies, or copies otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for the purpose of this opinion. In giving this opinion, we have relied upon the two opinions, each dated today and addressed to the Trustee, of Chapman and Cutler LLP, counsel for the Depositor, with respect to the factual assumptions and the matters of law set forth therein. We have assumed that the assets of the Trust will consist exclusively of debt securities, equity securities in entities classified as corporations for federal income tax purposes, or a combination thereof.

      Based upon the foregoing, we are of the opinion that each Trust will not constitute an association taxable as a corporation under the relevant tax laws of the State and City of New York, and accordingly will not be subject to the New York State franchise tax (New York State Consolidated Laws Chapter 60,
Article 9-A) or the New York City general corporation tax (New York Administrative Code Title 11, Chapter 6, Subchapter 2).

      We express no opinion regarding the tax status of the other unit investment trusts included in the Series.

      We consent to the filing of this opinion as an exhibit to the Registration Statement (No. 333-192264) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Units and to the references to our name in such Registration Statement and the preliminary prospectus included therein.

                                                    Very truly yours,





                                                    CARTER LEDYARD & MILBURN LLP